Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of March 29, 2023, by and between Thomas R. Stanton, an individual resident of the State of Alabama (the “Executive”), and ADTRAN Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive, the Company, and ADTRAN, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, entered into and are parties to that certain Employment Agreement dated July 13, 2022 (the “Employment Agreement”); and

WHEREAS, Section 16(e) of the Employment Agreement provides that the Employment Agreement may not be amended unless the Company and the Executive consent in writing to such amendment; and

WHEREAS, the Company and the Executive desire to formally amend the Employment Agreement as hereinafter provided, effective as of the date first written above.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement.

2. Amendments.

(a) Section 4(c)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) with respect to fiscal year 2023 and each fiscal year thereafter during the Employment Period, the Executive shall be eligible to receive from the Company (y) time-based RSUs with an anticipated value at the date of grant of 160% of Base Salary, vesting ratably over four years following the date of grant and subject to such other terms as shall be provided for in the award agreement evidencing such RSU award (an “Annual RSU Award”), and (z) PSUs with an anticipated target dollar amount at the date of grant of 120% of Base Salary, with the performance objective to be based upon relative TSR over a three-year performance period (or such other performance criteria as shall be mutually agreed upon by the Executive and the Compensation Committee), with cliff vesting following the end of the performance period and with such other terms as shall be set forth in an award agreement evidencing such PSU award (an “Annual PSU Award”); and”

(b) Section 4(c)(iii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) with respect to fiscal year 2023 and each third fiscal year thereafter during the Employment Period (each such year, a “Triennial Year”), the Executive shall be eligible to receive from the Company a PSU award (a “Long-Term Financial Plan PSU Award”) with an anticipated target number of shares equal to the amount calculated by dividing 360% of Base Salary by the closing price of the Company’s common stock on the date of grant in such Triennial Year (such target number of shares, the “Target PSU Amount”), with any such Long-Term Financial Plan PSU Award to be subdivided into three equal tranches, with the Executive eligible to receive one-third of the Long-Term Financial Plan PSU Award in the Triennial Year, one-third of the Long-Term Financial Plan PSU Award in the fiscal year following the Triennial Year and the remaining one-third of the Long-Term Financial Plan PSU Award in the second fiscal year following the Triennial Year (with the Target PSU Amount for such award to be calculated on the date of grant of the first tranche of such award in the applicable Triennial Year). The performance objective for any Long-Term Financial Plan PSU Award shall be based upon the Company’s Adjusted EBIT (or such other performance criteria as shall be mutually agreed upon by the Executive and the Compensation Committee) over a performance period commencing in the applicable Triennial Year and ending at the end of the second fiscal year after the Triennial Year, with cliff vesting following the end of the applicable performance period and with such other terms as shall be set forth in one or more award agreements evidencing such PSU awards.”

(c) The second sentence of Section 5(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“ “Good Reason” means the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s job duties or responsibilities; (ii) a material diminution in the Executive’s annual total target cash compensation (which consists of Base Salary and the Target Bonus Amount), provided that a pro rata reduction in all executives’ total target cash compensation generally by not more than ten percent (10%) per annum directed by the Board as a result of cash-flow issues or other similar financial challenges shall not constitute Good Reason; (iii) a material reduction in the Executive’s annual equity awards; (iv) the Company changes the location of the Executive’s place of employment by more than fifty (50) miles from its present location (it being understood that the foregoing shall not apply to a relocation of the Company’s headquarters or principal place of business so long as such the Executive continues to have an office wherein the substantial majority of his duties are performed within said fifty (50)-mile radius); or (v) a material breach of this Agreement by the Company; provided that, with respect to any of the foregoing events, the Executive must give the Company written notice of the act or omission constituting Good Reason within ten (10) days of the date of such act or omission and the Company will have thirty (30) days to cure any such act or omission, provided, further, that if such act or omission is not cured, the Executive must provide Notice of Termination not less than fourteen (14) days, and not more than thirty (30) days, following the expiration of the thirty (30)-day cure period.”

3. Reaffirm Other Provisions. Except as provided herein as to the prescribed items above, the Employment Agreement continues in full force and effect without revision. This Amendment constitutes the final, complete, entire, and exclusive agreement between the Executive and the Employer and supersedes all prior agreements and understandings, whether written or oral, between the Executive and the Employer with respect to the subject matter hereof. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Employment Agreement, then the terms and provisions of this Amendment will govern. From and after the execution of this Amendment, any reference to the Employment Agreement will be deemed to be a reference to the Employment Agreement as amended by this Amendment.

4. Consent in Writing; Incorporation of Certain Terms. This Amendment constitutes an amendment in writing, executed and consented to by the Company and the Executive for purposes of Section 16(e) of the Employment Agreement. The terms and provisions of Section 16 of the Employment Agreement are incorporated herein mutatis mutandis.

5. Counterparts. This Amendment may be executed in any number of counterparts, in each case including by facsimile, portable document format (.pdf) or other electronic transmission, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the date first above written.

THE COMPANY:

ADTRAN HOLDINGS, INC.

By:	/s/ Michael K. Foliano
Name:	Michael K. Foliano
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Thomas R. Stanton
Thomas R. Stanton

[Signature Page to First Amendment to Employment Agreement]